Form 10-K, Exhibit 13
period 1995-12-31
WILLIAMS COAL SEAM GAS ROYALTY TRUST
filed 1996-04-01
CIK 895007

WILLIAMS COAL SEAM GAS ROYALTY TRUST
1995 Annual Report and Form 10-K

THE TRUST

Williams Coal Seam Gas Royalty Trust (the "Trust") was formed as a Delaware business trust pursuant to the Trust Agreement of Williams Coal Seam Gas Royalty Trust entered into effective as of December 1, 1992 by and among Williams Production Company ("WPC"), as trustor, The Williams Companies, Inc., the parent company of WPC, and NationsBank of Texas, N.A. (the "Trustee") and Chemical Bank Delaware, as trustees. The Trust owns net profits interests (the "Royalty Interests") in proved coal seam gas properties located in the San Juan Basin of New Mexico and Colorado (the "Underlying Properties"). These Royalty Interests are the only assets of the Trust, other than cash and temporary investments being held for the payment of expenses and liabilities and for distribution to Unitholders.

The Trust makes quarterly cash distributions to Unitholders. The record date for the quarterly cash distributions is the 45th day following the end of the calendar quarter or the next business day. The quarterly cash distribution is payable within 60 days after the end of the calendar quarter. Generally, the quarterly distribution amount will be determined and announced by the Trustee in the first week of February, May, August or November each year. Set forth below are the scheduled record dates and approximate distribution payment dates for each quarter of 1996 production attributable to the Trust.

                                     1996                          1997
- --------------------------------------------------------------------------------
Record Dates           May 15      August 14      November 14      February 14
Distribution
   Payment Dates
   (approximate)       May 30      August 29      November 29      March 1

UNITS OF BENEFICIAL INTEREST

The units of beneficial interest ("Units") in the Trust are listed and traded on the New York Stock Exchange under the symbol "WTU." The following table sets forth, for the periods indicated, the high and low sales prices per Unit and the amount of quarterly cash distributions per Unit made by the Trust.

- --------------------------------------------------------------------------------
                                     Sales Price
                                  ---------------------     Distributions
1995                              High           Low        per Unit
- --------------------------------------------------------------------------------
First Quarter....................  $19-3/4      $16-1/8     $0.590825
Second Quarter...................  $18-3/4      $16-7/8     $0.672417
Third Quarter....................  $19-1/2      $17-1/4     $0.733171
Fourth Quarter...................  $20-7/8      $19-1/8     $0.695386
1994
- --------------------------------------------------------------------------------
First Quarter....................  $27-1/4      $22         $0.5847864
Second Quarter...................  $26-1/8      $22-3/4     $0.5781011
Third Quarter....................  $24-3/8      $20-1/2     $0.6125781
Fourth Quarter...................  $21-7/8      $15-3/4     $0.4610492
- --------------------------------------------------------------------------------

At March 15, 1996, there were 9,700,000 Units outstanding and approximately 898 Unitholders of record.

SELECTED FINANCIAL DATA

- --------------------------------------------------------------------------------
Years Ended December 31                   1995         1994          1993
- --------------------------------------------------------------------------------
Royalty Income.....................    $26,524,115  $22,292,821  $ 19,449,173
Distributable Income...............    $26,053,210  $21,753,943  $ 18,890,743
Distributable Income per Unit......    $      2.69  $      2.24  $       1.95
Distributions per Unit.............    $      2.69  $      2.24  $       1.93
Total Assets at Year End...........    $82,752,593  $99,948,540  $117,580,814
Trust Corpus at Year End...........    $82,695,754  $99,881,511  $117,515,559
- --------------------------------------------------------------------------------

TO UNITHOLDERS:

We are pleased to present the 1995 Annual Report to Unitholders of Williams Coal Seam Gas Royalty Trust (the "Trust"). The report includes a copy of the Trust's annual report on Form 10-K for the year ended December 31, 1995. The Form 10-K contains important information concerning the creation and administration of the Trust, and the assets of the Trust, including coal seam gas reserves attributable to the net profits interests owned by the Trust estimated as of December 31, 1995.

The Trust was formed as a Delaware business trust under the Delaware Business Trust Act pursuant to the Trust Agreement of Williams Coal Seam Gas Royalty Trust (as amended, the "Trust Agreement") entered into effective as of December 1, 1992 by and among Williams Production Company ("WPC"), as trustor, The Williams Companies, Inc. ("Williams"), the parent company of WPC, and NationsBank of Texas, N.A. (the "Trustee") and Chemical Bank Delaware, as trustees. The Trust was formed to acquire and hold certain net profits interests (the "Royalty Interests") in proved coal seam gas properties located in the San Juan Basin of New Mexico and Colorado. These Royalty Interests are the only assets of the Trust, other than cash and temporary investments being held for the payment of expenses and liabilities and for distribution to Unitholders.

On January 21, 1993, all 9,700,000 authorized units of beneficial interest in the Trust ("Units") were issued to WPC upon the conveyance by WPC to the Trust of the Royalty Interests. On that date, WPC transferred all 9,700,000 Units to its parent, Williams, by dividend. Williams then sold an aggregate of 6,131,209 Units to the public in an underwritten public offering. During the second quarter of 1995 Williams transferred its remaining Units to Williams Holding of Delaware, Inc., a separate holding and finance company for Williams' non-regulated business.

Under the Trust Agreement, the Trustee has the function of collecting proceeds attributable to the Royalty Interests and making quarterly cash distributions to Unitholders after deducting administrative expenses and any amounts necessary for cash reserves.

Distributable income for the year ended December 31, 1995 was $26,053,210 or $2.69 per Unit as compared to $21,753,943 or $2.24 per Unit for 1994. Royalty income for the year totaled $26,524,115 as compared to $22,292,821 for 1994. The Trust also earned interest of $90,476 from temporary investments of royalty income prior to quarterly distribution dates as compared to $57,391 for 1994. General and administrative expenses for the year were $561,381 as compared to $596,269 for 1994.

Royalty income to the Trust is attributable to the sale of depleting assets. All of the Underlying Properties burdened by the Royalty Interests consist of producing properties. Accordingly, the proved reserves attributable to WPC's interest in the Underlying Properties are expected to decline substantially during the term of the Trust and a portion of each cash distribution made by the Trust will, therefore, be analogous to a return of capital. Accordingly, cash yields attributable to the Units are expected to decline over the term of the Trust.

Production from the Royalty Interests held by the Trust which is sold during the year qualifies for the Federal income tax credit for producing nonconventional fuels under Section 29 of the Internal Revenue Code. As a result, for a Unitholder who owned the same Units of record on all four quarterly record dates during 1995, the available Section 29 tax credit was approximately $2.600718 per Unit, based on the first estimate of the GNP implicit price deflator published by the Bureau of Economic Analysis. In contrast, a Unitholder who owned the same Units of record on all four quarterly record dates during 1994, the available
Section 29 tax credit was $2.029127 per Unit.

Tax information for calendar year 1995 permitting each Unitholder to make all calculations reasonably necessary for tax purposes was distributed by the Trustee to Unitholders prior to March 15, 1996, in accordance with the Trust Agreement. Such income tax information will be provided annually to Unitholders by the Trustee not later than March 15th of each year.

WILLIAMS COAL SEAM GAS ROYALTY TRUST
By: NationsBank of Texas, N.A., Trustee
By: /sig/ Ron E. Hooper
Vice President
March 24, 1996

TRUSTEE'S DISCUSSION AND ANALYSIS

The Trust makes quarterly cash distributions to Unitholders. The only assets of the Trust, other than cash and cash equivalents being held for the payment of expenses and liabilities and for distribution to Unitholders, are the Royalty Interests. The Royalty Interests owned by the Trust burden the Underlying Properties, which are owned by WPC and not the Trust.

Distributable income of the Trust consists of the excess of royalty income plus interest income over the general and administrative expenses of the Trust. Upon receipt by the Trust, royalty income is invested in short-term investments in accordance with the Trust Agreement until its subsequent distribution to Unitholders.

The amount of distributable income of the Trust for any calendar year may differ from the amount of cash available for distribution to the Unitholders in such year due to differences in the treatment of the expenses of the Trust in the determination of those amounts. The financial statements of the Trust are prepared on a modified cash basis pursuant to which the expenses of the Trust are recognized when incurred. Consequently, the reported distributable income of the Trust for any year is determined by deducting from the income received by the Trust the amount of expenses incurred by the Trust during such year. The amount of cash available for distribution to Unitholders, however, is determined in accordance with the provisions of the Trust Agreement and reflects the deduction from the income actually received by the Trust of the amount of expenses actually paid by the Trust and adjustment for changes in reserves for unpaid liabilities. See Note 5 to the financial statements of the Trust appearing elsewhere in this Annual Report to Unitholders for additional information regarding the determination of the amount of cash available for distribution to Unitholders.

For 1995 royalty income received by the Trust amounted to $26,524,115 as compared to $22,292,821 and $19,449,173 for 1994 and 1993, respectively. The increases in royalty income are primarily due to higher production from the Underlying Properties. Production related to the royalty income received by the Trust in 1995 was 31,536,784 MMBtu as compared to 24,309,530 MMBtu and 19,755,103 MMBtu in 1994 and 1993, respectively. The higher volumes in 1995 and 1994 were due to higher production along with adjustments for unit expansion than in 1993. Interest income for 1995 was $90,476 as compared to $57,391 and $40,690 for 1994 and 1993, respectively, representing higher investment income on higher royalty income.

Distributable income for 1995 was $26,053,210 or $2.69 per Unit compared to $21,753,943 or $2.24 per Unit for 1994 and $18,890,743 or $1.95 per Unit for
1993. This increase resulted from higher production from the Underlying Properties.

The upward revisions in the reserve values in 1995 and 1994 are due to stronger production from the properties in both 1995 and 1994, and expansion of several federal units in 1995. Reserve values in 1995 and 1994 were also impacted by declines in natural gas prices used to value the reserves. The year end prices required to be utilized in such valuations were $.81/mcf, $1.06/mcf and $1.58/mcf at December 31, 1995, 1994 and 1993, respectively.

Production from the Royalty Interests held by the Trust which is sold during the year qualifies for the Federal income tax credit for producing nonconventional fuels under Section 29 of the Internal Revenue Code. As a result, for a Unitholder who owned the same Units of record on all four quarterly record dates during 1995, the available Section 29 tax credit is approximately $2.600718 per Unit, based on the first estimate of the GNP implicit price deflator published by the Bureau of Economic Analysis. In contrast, for a Unitholder who owned the same Units of record on all four quarterly record dates during 1994, the available Section 29 tax credit was $2.029127 per Unit. See Note 3 to the financial statements of the Trust appearing elsewhere in this Annual Report to Unitholders for additional information regarding the Section 29 tax credit.

Because the Trust incurs administrative expenses throughout a quarter but receives its royalty income only once in a quarter, the Trustee established in the first quarter of 1993 a cash reserve for the payment of expenses and liabilities of the Trust. The Trustee thereafter has adjusted the amount of such reserve in certain quarters as required for the payment of the Trust's expenses and liabilities, in accordance with the provisions of the Trust Agreement. The Trustee anticipates that it will maintain for the foreseeable future a cash reserve which will fluctuate as expenses are paid and royalty income is received.

Royalty income to the Trust is attributable to the sale of depleting assets. All of the Underlying Properties burdened by the Royalty Interests consist of producing properties. Accordingly, the proved reserves attributable to WPC's interest in the Underlying Properties are expected to decline substantially during the term of the Trust and a portion of each cash distribution made by the Trust will, therefore, be analogous to a return of capital. Accordingly, cash yields attributable to the Units are expected to decline over the term of the Trust.

Royalty income received by the Trust in a given calendar year will generally reflect the sum of (i) proceeds from the sale of gas produced from the WI Properties (as defined in Note 1 to the financial statements of the Trust appearing elsewhere in this Annual Report to Unitholders ("Note 1")) during the first three quarters of that year and the fourth quarter of the preceding calendar year, plus (ii) cash received by WPC with respect to the Farmout Properties (as defined in Note 1) during the first three quarters of that year (or in the month immediately following the third quarter, if received by WPC in sufficient time to be paid to the Trust) and the fourth quarter of the preceding calendar year.

Accordingly, the royalty income included in distributable income for the years ended December 31, 1995, 1994 and 1993, was based on production volumes and natural gas prices for the twelve months ended in September 30, 1995, 1994 and 1993, respectively, as shown in the table below. The production volumes included in the table are for production attributable to the Underlying Properties, and not production attributable to the Royalty Interests owned by the Trust, and are net of the amount of production attributable to WPC's royalty obligations to third parties, which is determined by contractual arrangement with such parties.

                                                 Twelve Months Ended
                                                     September 30,
- --------------------------------------------------------------------------------
                                          1995           1994          1993
- --------------------------------------------------------------------------------
Production, Net (MMBtu)/(1)/
 WI Properties........................ 24,556,075     18,177,999   15,801,117
 Farmout Properties/(2)/..............  6,980,709      6,131,531    3,953,986
Average Blanco Hub Spot Price
 ($/MMBtu)............................ $     1.22     $     1.75   $     1.96
Average Net Wellhead Price
 WI Properties ($/MMBtu).............. $     1.20     $     1.23   $     1.34
- --------------------------------------------------------------------------------

/(1) /Million British Thermal Units.
/(2) /Includes previously reported estimated amounts for certain months.

Production from the WI Properties is generally sold pursuant to a gas purchase contract between WPC and WFS Gas Resources Company ("WFSGR") (as successor to Williams Gas Marketing Company). The gas purchase contract provides certain protections for WFSGR in the form of price credits (for production purchased by WFSGR on or after January 1, 1994) and for Unitholders when the applicable Blanco Hub Spot Price falls below $1.75 per MMBtu and provides certain benefits for WFSGR when the Blanco Hub Spot Price exceeds $2.00 per MMBtu. The gas purchase contract also provides that the price paid for gas by WFSGR is reduced by the amount of gathering, processing and certain other costs paid by WFSGR. For more detailed information regarding the terms and conditions of the gas purchase contract, see "Item 2. Properties - Gas Purchase Contract" in the Form 10-K of the Trust appearing elsewhere in this Annual Report to Unitholders.

The Blanco Hub Spot Price was below $1.75 per MMBtu in each month during the year of 1995. However, pursuant to the terms of the gas purchase contract, WFSGR continued to purchase gas produced from the WI Properties at the $1.70 minimum purchase price, less certain gathering, processing and delivery costs paid by WFSGR, established by the gas purchase contract; and WFSGR received a price credit from WPC for each MMBtu of natural gas so purchased by WFSGR equal to the difference between the $1.70 minimum purchase price and the applicable index price (which price is equal to 97 percent of the applicable Blanco Hub Spot Price). WPC estimates that, as of December 31, 1995, WFSGR had aggregate price credits of approximately $19.6 million of which the Trust's 81 percent interest was approximately $15.9 million. The Blanco Hub Spot Price was also below $1.75 per MMBtu in January and February 1996.

The entitlement of WFSGR to recoup the price credits means that if and when the applicable Blanco Hub Spot Price rises above $1.75 per MMBtu, future royalty income paid to the Trust would be reduced until such time as such price credits have been fully recouped. Corresponding cash distributions to Unitholders would also be reduced.

The information in this Annual Report to Unitholders concerning production and prices relating to the Underlying Properties is based on information prepared and furnished by WPC to the Trustee. The Trustee has no control over and no responsibility relating to the operation of the Underlying Properties.

FINANCIAL STATEMENTS

Audited Statements of Assets, Liabilities and Trust Corpus of the Trust as of December 31, 1995 and 1994, and the related Statements of Distributable Income and Changes in Trust Corpus for the three years ended December 31, 1995, are included in this Annual Report to Unitholders immediately following the Report of Independent Auditors below.

The Royalty Interests owned by the Trust burden the Underlying Properties, which are owned by WPC and not the Trust. For the information of Unitholders, an audited Statement of Revenues and Direct Operating Expenses of the Underlying Properties for each of the three years in the period ended December 31, 1995 has been prepared and furnished by WPC to the Trustee for inclusion in this Annual Report to Unitholders. This financial statement of WPC appears immediately preceding the Form 10-K of the Trust.

REPORT OF INDEPENDENT AUDITORS
THE TRUSTEES
WILLIAMS COAL SEAM GAS ROYALTY TRUST

We have audited the accompanying statements of assets, liabilities and trust corpus of Williams Coal Seam Gas Royalty Trust as of December 31, 1995 and 1994, and the related statements of distributable income and changes in trust corpus (deficit) for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the financial statements, these financial statements have been prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than generally accepted accounting principles.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and trust corpus of Williams Coal Seam Gas Royalty Trust at December 31, 1995 and 1994, and its distributable income and its changes in trust corpus (deficit) for each of the three years in the period ended December 31, 1995, on the basis of accounting described in Note 2.

/sig/ ERNST & YOUNG LLP
Tulsa, Oklahoma
March 22, 1996

FINANCIAL STATEMENTS
WILLIAMS COAL SEAM GAS ROYALTY TRUST
STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS

- --------------------------------------------------------------------------------
December 31                                               1995        1994
ASSETS
Current assets - cash and cash equivalents..........  $    29,134   $     96,582
Royalty interests in oil and gas properties
 (less accumulated amortization of
 $55,843,204 and $38,714,705 at
 December 31, 1995 and 1994, respectively)
 (Note 2)...........................................   82,723,459     99,851,958
- --------------------------------------------------------------------------------
 Total..............................................  $82,752,593    $99,948,540
- --------------------------------------------------------------------------------

LIABILITIES AND TRUST CORPUS
Current liabilities:
Payable to The Williams Companies, Inc. (Note 4)....  $    53,045    $    53,045
Other accounts payable..............................        3,794         13,984
- --------------------------------------------------------------------------------
 Current liabilities................................       56,839         67,029
Trust corpus (9,700,000 units of beneficial interest
 authorized and outstanding)(Note 2)................   82,695,754     99,881,511
- --------------------------------------------------------------------------------
 Total..............................................  $82,752,593    $99,948,540
- --------------------------------------------------------------------------------

STATEMENTS OF DISTRIBUTABLE INCOME

- --------------------------------------------------------------------------------
Year Ended December 31                1995            1994             1993
- --------------------------------------------------------------------------------
Royalty income...................  $26,524,115     $ 22,292,821     $ 19,449,173
Interest income..................       90,476           57,391           40,690
- --------------------------------------------------------------------------------
 Total...........................   26,614,591       22,350,212       19,489,863
General and administrative
expenses (Note 4)................      561,381          596,269          599,120
- --------------------------------------------------------------------------------
Distributable income.............  $26,053,210     $ 21,753,943     $ 18,890,743
- --------------------------------------------------------------------------------
Distributable income per unit
(9,700,000 units)(Note 2)........  $      2.69     $       2.24    $        1.95
- --------------------------------------------------------------------------------
Distributions per unit (Note 5)..  $      2.69     $       2.24    $        1.93

STATEMENTS OF CHANGES IN TRUST CORPUS (DEFICIT)

- --------------------------------------------------------------------------------
Year Ended December 31                1995             1994            1993
- --------------------------------------------------------------------------------
Trust corpus (deficit),
 beginning of year...............  $99,881,511     $117,515,559    $   (178,188)
Conveyance of royalty interests
 by Williams Production Company..          ---              ---     135,686,000
Sale of additional units by
 The Williams Companies, Inc.....          ---              ---       2,899,559
Amortization of
 royalty interests...............  (17,128,499)     (17,693,798)    (21,020,907)
Distributable income.............   26,053,210       21,753,943      18,890,743
Distributions to Unitholders
      (Note 5)..................   (26,110,468)     (21,694,193)    (18,761,648)
- --------------------------------------------------------------------------------
Trust corpus, end of year.......   $82,695,754     $ 99,881,511    $117,515,559
- --------------------------------------------------------------------------------
See accompanying notes.

NOTES TO FINANCIAL STATEMENTS

1. TRUST ORGANIZATION AND PROVISIONS

Williams Coal Seam Gas Royalty Trust (the "Trust") was formed as a Delaware business trust pursuant to the terms of the Trust Agreement of Williams Coal Seam Gas Royalty Trust (as amended, the "Trust Agreement") entered into effective as of December 1, 1992 by and among Williams Production Company, a Delaware corporation ("WPC"), as trustor, The Williams Companies,Inc., a Delaware corporation ("Williams"), and NationsBank of Texas, N.A., a national banking association (the "Trustee"), and Chemical Bank Delaware, a Delaware banking corporation (the "Delaware Trustee"), as trustees. The trustees are independent financial institutions.

The Trust was formed to acquire and hold certain net profits interests (the "Royalty Interests") in proved natural gas properties located in the San Juan Basin of New Mexico and Colorado (the "Underlying Properties") owned by WPC. The Trust was initially created effective as of December 1, 1992 with a $100 contribution by WPC. On January 21, 1993, the Royalty Interests were conveyed to the Trust by WPC pursuant to the Net Profits Conveyance (the "Conveyance") dated effective as of October 1, 1992 by and among WPC, Williams, the Trustee and the Delaware Trustee, in consideration for all the 9,700,000 authorized units of beneficial interest in the Trust ("Units"). WPC transferred its Units by dividend to its parent, Williams, which sold an aggregate of 5,980,000 Units to the public through various underwriters in January and February 1993 (the "Public Offering"). During the second quarter of 1995 Williams transferred its remaining Units to Williams Holdings of Delaware, Inc. ("WHD"), a separate holding company for Williams' non-regulated businesses. Substantially all of the production attributable to the Underlying Properties is from the Fruitland coal formation and constitutes "coal seam" gas that entitles the owners of such production, provided certain requirements are met, to tax credits for Federal income tax purposes pursuant to Section 29 of the Internal Revenue Code of 1986, as amended.

The Trustee has the power to collect and distribute the proceeds received by the Trust and to pay Trust liabilities and expenses. The Delaware Trustee has only such powers as are set forth in the Trust Agreement and is not empowered to otherwise manage or take part in the business of the Trust. The Royalty Interests are passive in nature and neither the Delaware Trustee nor the Trustee has any control over or any responsibility relating to the operation of the Underlying Properties.

The Trust will terminate no later than December 31, 2012, subject to earlier termination under certain circumstances described in the Trust Agreement (the "Termination Date"). Cancellation of the Trust will occur on or following the Termination Date when all Trust assets have been sold and the net proceeds thereof distributed to Unitholders.

The only assets of the Trust, other than cash and cash equivalents being held for the payment of expenses and liabilities and for distribution to Unitholders, are the Royalty Interests. The Royalty Interests consist primarily of a net profits interest (the"NPI") in the Underlying Properties. The NPI generally entitles the Trust to receive 81 percent of the NPI Net Proceeds, as defined below, attributable to (i) gas produced and sold from WPC's net revenue interests (working interests less lease burdens) in the properties in which WPC has a working interest (the "WI Properties") and (ii) the revenue stream received by WPC attributable to its 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the "Farmout Properties"). The Royalty Interests also include a 20 percent interest in WPC's Infill Net Proceeds, as defined below, from the sale of production if well spacing rules are effectively modified and additional wells are drilled on producing drilling blocks on the WI Properties (the "Infill Wells") during the term of the Trust. No Infill Wells have been drilled on the WI Properties to date. "NPI Net Proceeds" consists generally of the revenue stream received by WPC from its 35 percent net profits interest in the Farmout Properties, plus the aggregate proceeds attributable to WPC's net revenue interest, based on the price paid at or in the vicinity of the wellhead (the "Wellhead"), of gas produced from the WI Properties, less WPC's share of certain taxes and costs. "Infill Net Proceeds" consists generally of the aggregate proceeds, based on the price at the Wellhead, of gas produced from WPC's net revenue interest in any Infill Wells less certain taxes and costs. The NPI percentage is subject to certain future downward adjustments based on a rate of return computation once cumulative aggregate production targets are met. The complete definitions of NPI Net Proceeds and Infill Net Proceeds are set forth in the Conveyance.

2. BASIS OF ACCOUNTING

The financial statements of the Trust are prepared on a modified cash basis and are not intended to present financial position and results of operations in conformity with generally accepted accounting principles ("GAAP"). Preparation of the Trust's financial statements on such basis includes the following:

 . Revenues are recognized in the period in which amounts are received by the Trust. General and administrative expenses are recognized on an accrual basis.
 .  Amortization of the Royalty Interests is calculated on a unit-of-production basis and charged directly to trust corpus.
 .  Distributions to Unitholders are recorded when declared by the Trustee (see
   Note 5).

The financial statements of the Trust differ from financial statements prepared in accordance with GAAP because royalty income is not accrued in the period of production and amortization of the Royalty Interests is not charged against operating results.

Williams sold an aggregate of 5,980,000 Units of the Trust's authorized 9,700,000 Units in the Public Offering at the offering price of $20 per Unit, retaining 3,720,000 Units. Subsequently, Williams sold an additional 151,209 Units for $23.50 per Unit. Accordingly, the statements of assets, liabilities and trust corpus at December 31, 1995 and 1994 reflect the sale of these Units at the respective sale prices thereof, as well as the remaining 3,568,791 Units at Williams' historical cost. Also, the statement of changes in trust corpus (deficit) for the year ended December 31, 1993 reflects an increase in trust corpus during the period in the amount of the excess of the aggregate proceeds of the sale of the 151,209 Units over Williams' historical cost basis in such Units. During the second quarter of 1995 Williams transferred its Units to WHD, a separate holding company for Williams' non-regulated businesses. If WHD, in the future, should sell all or a portion of its retained Units, at that time, the carrying value on the Trust's statements of assets, liabilities and trust corpus would again be adjusted from WHD's historical cost to the subsequent sale price with respect to the Units sold.

3. FEDERAL INCOME TAXES

The Trust is a grantor trust for Federal income tax purposes. As a grantor trust, the Trust will not be required to pay Federal or state income taxes. Accordingly, no provision for income taxes has been made in these financial statements.

Because the Trust will be treated as a grantor trust, and because a Unitholder will be treated as directly owning an interest in the Royalty Interests, each Unitholder will be taxed directly on his per Unit pro rata share of income attributable to the Royalty Interests consistent with the Unitholder's method of accounting and without regard to the taxable year or accounting method employed by the Trust.

Production from the coal seam gas wells drilled after December 31, 1979 and prior to January 1, 1993, qualifies for the Federal income tax credit for producing nonconventional fuels under Section 29 of the Internal Revenue Code. This tax credit is calculated annually based on each year's qualified production through the year 2002. Such credit, based on the Unitholder's pro rata share of qualifying production, may not reduce his regular tax liability (after the foreign tax credit and certain other non-refundable credits) below his alternative minimum tax. Any part of the Section 29 credit not allowed for the tax year solely because of this limitation is subject to certain carryover provisions. Each Unitholder should consult his tax advisor regarding Trust tax compliance matters.

4. RELATED PARTY TRANSACTIONS

Williams provides accounting, bookkeeping and informational services to the Trust in accordance with an Administrative Services Agreement effective December 1, 1992. The fee is $50,000 per quarter, escalating 3 percent each October 1 commencing October 1, 1993. Amounts payable by the Trust to Williams at December 31, 1995 and 1994 represent the fourth quarter fees. Aggregate fees incurred by the Trust to Williams in 1995, 1994 and 1993 were $213,771, $207,545 and $201,500, respectively.

Aggregate fees paid by the Trust to the trustees in 1995, 1994 and 1993 were $40,990, $42,806 and $70,644, respectively. Aggregate expense reimbursements to the Trustee in 1995, 1994 and 1993 were $-0-, $178 and $4,217, respectively.

5. DISTRIBUTIONS TO UNITHOLDERS

The Trustee determines for each quarter the amount of cash available for distribution to Unitholders. Such amount (the "Quarterly Distribution Amount") is an amount equal to the excess, if any, of the cash received by the Trust, on or prior to the last day of the month following the end of each calendar quarter from the Royalty Interests, plus, with certain exceptions, any other cash receipts of the Trust during such quarter, over the liabilities of the Trust paid during such quarter, subject to adjustments for changes made by the Trustee during such quarter in any cash reserves established for the payment of contingent or future obligations of the Trust.

The Quarterly Distribution Amount for each quarter is payable to Unitholders of record on the 45th day following the end of such calendar quarter unless such day is not a business day in which case the record date is the next business day thereafter. The Trustee distributes the Quarterly Distribution Amount within 60 days after the end of each calendar quarter to each person who was a Unitholder of record on the associated record date, together with interest estimated to be earned on such amount from the date of receipt thereof by the Trustee to the payment date.

In addition to the regular quarterly distributions, under certain circumstances specified in the Trust Agreement (such as upon a purchase price adjustment, if any, or pursuant to the sale of a Royalty Interest) the Trust would make a special distribution (a "Special Distribution Amount"). A Special Distribution Amount would be made when amounts received by the Trust under such circumstances aggregated in excess of $9,000,000. The record date for a Special Distribution Amount will be the 15th day following receipt of amounts aggregating a Special Distribution Amount by the Trust (unless such day is not a business day in which case the record date will be the next business day thereafter) unless such day is within 10 days of the record date for a Quarterly Distribution Amount in which case the record date will be the date as is established for the next Quarterly Distribution Amount. Distribution to Unitholders of a Special Distribution Amount will be made no later than 15 days after the Special Distribution Amount record date.

6. CONTINGENCIES

Under the terms of the gas purchase contract entered into by WPC and an affiliate of WPC, as amended (the "Gas Purchase Contract"), additional revenues may be paid to the Trust to meet the minimum gas price provision of 97 percent of $1.75 per MMBtu (the "Minimum Purchase Price"). This additional revenue is subject to recoupment by the purchaser from future revenues received from production commencing after January 1, 1994 when the applicable index price exceeds the Minimum Purchase Price as long as the Minimum Purchase Price commitment is in effect. The primary term of the Gas Purchase Contract runs to December 3, 1997 at which time the WPC affiliate may elect to discontinue paying the Minimum Purchase Price by giving notice of its election to pay solely on an index price.

The applicable index price was below the Minimum Purchase Price in each month during the second, third and fourth quarters of 1995. Pursuant to the terms of the Gas Purchase Contract, WPC established a price credit account. WPC estimates that, as of December 31, 1995, WFSGR had aggregate price credits in the price credit account of approximately $19.6 million of which the Trust's 81 percent interest was approximately $15.9 million. The applicable index price was also below the Minimum Purchase Price in January and February 1996.

The entitlement of WFSGR to recoup the price credits means that if and when the applicable Blanco Hub Spot Price rises above $1.75 per MMBtu, future royalty income paid to the Trust would be reduced until such time as such price credits have been fully recouped. Corresponding cash distributions to the Unitholders would also be reduced.

The majority of the production attributable to the Trust is within Federal units. Unit participating areas are formed by pooling production from the participating area. Entitlement to the pooled production is based on each party's acreage in the participating area divided by the total participating acreage. Wells drilled outside the participating area may create an enlargement to the participating area and a revision of the unit ownership entitlement. The Bureau of Land Management ("BLM") must approve unit participating area expansions. The effective date for unit expansions is retroactive to the date the well creating the expansion was tested. The revenues presented in the accompanying statements of distributable income are on an entitlement basis and reflect the most recent BLM participating area approvals at December 31, 1995, 1994 and 1993, respectively. There are pending or anticipated applications or approvals for additional participating area enlargements. WPC has advised the Trustee that it does not believe that final approval of these unit participating area enlargements and the resulting retroactive adjustments, if any, will have a material impact on the revenues as presented in these statements.

The Trustee has been advised by WPC that the Minerals Management Service ("MMS"), a subagency of the U.S. Department of the Interior, has from time to time considered the inclusion of the value of the Section 29 tax credits attributable to coal seam gas production in the calculation of gross proceeds for purposes of calculating the royalty that is payable to the MMS. On August 30, 1993, the U.S. Office of the Inspector General (the "OIG") issued an audit report stating that Section 29 tax credits should be included in the calculation of gross proceeds and recommending that the MMS pursue collection of additional royalties with respect to past and future production. On December 8, 1993, however, the Office of the Solicitor of the U.S. Department of the Interior gave its opinion to the MMS that the report of the OIG was incorrect and that Section 29 tax credits are not part of gross proceeds for the purpose of Federal royalty calculations. WPC believes that any such inclusion of the value of Section 29 tax credits for the purposes of calculating royalty payments required to be made on Federal and Indian lands would be inappropriate since all mineral interest owners, including royalty owners, are entitled to Section 29 tax credits for their proportionate share of qualifying coal seam gas production. WPC has advised the Trustee that it would vigorously oppose any attempt by the MMS to require the inclusion of the value of Section 29 tax credits in the calculation of gross proceeds. However, if such regulations were adopted and upheld, royalty payments would be increased which would decrease NPI Net Proceeds and, therefore, the amounts payable to the Trust. The reduction in amounts payable to the Trust would cause a corresponding reduction in associated Section 29 tax credits available to Unitholders.

The Southern Ute Indian Tribe (the "Tribe") filed a lawsuit on December 31, 1991, challenging the legal rights of WPC and others to extract coal seam gas from certain properties within the Tribal boundaries. The Tribe is seeking compensation from the producers and the oil and gas estate owners for the value of the gas allegedly wrongfully taken from the Tribe. WPC, together with the other defendants named in the lawsuit, is vigorously defending the lawsuit. On September 13, 1994, the court issued a memorandum opinion and order in the litigation granting the motion for summary judgement filed by the defendant class on the question of ownership of the coal seam gas. The court ruled that the U.S. Congress did not reserve the coal seam gas in the Coal Land Acts of 1909 and 1910, and denied the Tribe's claim of equitable ownership of the coal seam gas. The Tribe has appealed the order to the U.S. Court of Appeals for the Tenth Circuit. WPC has agreed to indemnify the Trust from and against any loss, charge or liability as may arise in respect of the Underlying Properties or the Royalty Interests in connection with the defense of such lawsuit and all legal costs the Trust might incur if the Trust is named as a defendant in such litigation. WPC's indemnity with respect to the Farmout Properties is limited to its retained interest share of any settlement costs that may reduce the revenue stream it receives from its 35 percent net profits interest in the Farmout Properties. If the Tribe is successful in showing that WPC has no right to produce or receive proceeds from the Fruitland coal formation, WPC has agreed to pay to the Trust, in addition to the indemnification described above, for distribution to the then current Unitholders as a return of a portion of the original purchase price paid for the Units in the Public Offering, an amount equal to $1.47 per Mcf multiplied by the estimated reserves in the October 1, 1992 Reserve Report (as defined) attributable to the interest of the Trust in the Farmout Properties subject to such dispute minus the aggregate cash distributions paid by the Trust prior to the date of such redetermination and minus the tax benefits, if any, available to the Unitholders and attributable to the portion of the interest of the Trust in the Farmout Properties so purchased. Williams has agreed to pay the above described obligations of WPC to the extent not paid by WPC when due and payable. If an adverse decision were to be received, WPC has advised the Trustee of the Trust that it believes the adjustment to the statements presented here would not be significant for the periods presented.

Also, a Tribal Proposed Mineral Assignment Ordinance (the "Proposed Ordinance") could apply to the conveyance to the Trust of the Farmout Properties involving Tribal mineral interests. Although the Proposed Ordinance does not specifically reference a net profits interest, it is possible that the Tribe would consider the assignment of the net profits interest tied to Tribal mineral interests as being covered by the Proposed Ordinance and requiring the approval of the Chairman of the Tribe. If the Proposed Ordinance is applicable, the assignment of the net profits interest would not be approved if the Tribe determined that such creation would not be in the best interest of the Tribe and, absent such Tribal approval, the net profits interest would be invalid. In addition, a knowing violation could result in removal of the offending party from the reservation and the party's forfeiture of any Tribal mineral interests located on the reservation. Under the Proposed Ordinance, a mineral interest owner is limited to seeking declaratory relief in Tribal Court. Additionally, under the Proposed Ordinance, the Tribe would have a right of first refusal to acquire the net profits interest associated with Tribal leases. The Tribe would have 120 days after the submission of a completed assignment of a Tribal Mineral Interest Form to exercise the right to acquire said interest for the same terms and conditions as are disclosed by the filing. It is unknown if the Proposed Ordinance will be enacted at all, enacted in its current form or enacted in an altered form. Therefore, the potential effect of the Proposed Ordinance cannot be accessed at this time.

While no assurances can be given the Trustee of the Trust does not believe that the ultimate resolution of the foregoing matters, taken as a whole, will have a material adverse effect on the Trust Corpus or distributable income.

7. SUBSEQUENT EVENT

Subsequent to December 31, 1995, the Trust declared the following distribution:

Quarterly                 Payment               Distribution
Record Date                Date                 per Unit
- --------------------------------------------------------------------------------
February 14, 1996         February 29, 1996     $0.657528

The Trustee has estimated the Section 29 tax credit associated with the February 29, 1996 quarterly distribution to be $0.67 per Unit.

8. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth the royalty income, distributable income and distributable income per Unit of the Trust for each quarter in the years ended December 31, 1995 and 1994 (in thousands, except per Unit amounts):

- --------------------------------------------------------------------------------
Calendar                 Royalty   Distributable    Distributable
Quarter                  Income       Income       Income per Unit
- --------------------------------------------------------------------------------
1995
- ----
First.............       $5,899        $ 5,701             $.59
Second............        6,681          6,563              .67
Third.............        7,088          7,020              .73
Fourth............        6,856          6,769              .70
- --------------------------------------------------------------------------------
                        $26,524        $26,053            $2.69
- --------------------------------------------------------------------------------
1994
- ----
First.............      $ 5,785        $ 5,553             $.57
Second............        5,799          5,637              .58
Third.............        6,098          6,021              .62
Fourth............        4,611          4,543              .47
- --------------------------------------------------------------------------------
                        $22,293        $21,754            $2.24
- --------------------------------------------------------------------------------

Selected 1995 fourth quarter data are as follows (in thousands except per Unit amounts):

Royalty income..................................................... $ 6,856
Interest income....................................................      23
- --------------------------------------------------------------------------------
General and administrative expenses................................    (110)
Distributable income............................................... $ 6,769
- --------------------------------------------------------------------------------
Distributable income per unit (9,700,000 units).................... $   .70
- --------------------------------------------------------------------------------
Distribution per unit.............................................. $   .70
- --------------------------------------------------------------------------------

9. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

The net proved reserves attributable to the Royalty Interests have been estimated as of December 31, 1995, 1994, 1993 and 1992, by independent petroleum engineers. A reserve estimate as of December 31, 1992 was prepared for the Trust even though the conveyance of the Royalty Interests to the Trust did not occur until January 21, 1993.

In accordance with Statement of Financial Accounting Standards No. 69, estimates of future net revenues from proved reserves have been prepared using end-of-period gas prices and related costs. The standardized measure of future net revenues from the gas reserves is calculated based on discounting such future net revenues at an annual rate of 10 percent. The Blanco Hub Spot Price for December 1995 of $1.34 per MMBtu, after adjustments for certain costs and provisions of the Gas Purchase Contract, resulted in a weighted average wellhead price of $1.05 per Mcf. The standardized measure of discounted future net revenues below has been reduced by operating and development costs which such costs are paid by Williams and are included in computing the royalty income of the Trust. The standardized measure has not been reduced for income taxes as no income taxes are paid by the Trust (Note 3).

Numerous uncertainties are inherent in estimating volumes and value of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the original estimates.

The reserve estimate as of December 31, 1992 assumed that the percentage share of NPI Net Proceeds payable to the Trust would increase to 86.5 percent as of January 1, 1994, in accordance with provisions of the Conveyance whereby such percentage share would increase under certain conditions. Because the conditions were not met, the reserve estimates as of December 31, 1995, 1994 and 1993 for Royalty Interests are based on a percentage share of NPI Net Proceeds payable to the Trust of 81 percent.

                                                            Natural Gas (MMcf)
- --------------------------------------------------------------------------------
Proved reserves at January 1, 1993......................    140,563
 Revisions of previous estimates........................     13,416*
 Production.............................................    (20,077)
- --------------------------------------------------------------------------------
Proved reserves at December 31, 1993....................    133,902
 Revisions of previous estimates........................     50,183**
 Production.............................................    (22,510)
- --------------------------------------------------------------------------------
Proved reserves at December 31, 1994....................    161,575
 Revisions of previous estimates........................     30,299**
 Production.............................................    (29,050)
- --------------------------------------------------------------------------------
Proved reserves at December 31, 1995....................    162,824
- --------------------------------------------------------------------------------

*Includes the effect of normal net upward reserve revisions partially offset by the downward adjustment of the percentage share of NPI Net Proceeds payable to the Trust (for purposes of the reserve estimates) from 86.5 to 81 percent.

**Includes reserve increases resulting from well recompletions and other factors.

All proved reserve estimates presented above at December 31, 1995, 1994 and 1993 and January 1, 1993 are proved developed.

Proved reserves are estimated quantities of natural gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

The following table sets forth the standardized measure of discounted future net revenues at December 31, 1995, 1994 and 1993 relating to proved reserves (in thousands):

                                                   Years Ended December 31
                                                 1995        1994       1993
- --------------------------------------------------------------------------------
Future cash inflows..........................  $131,819     $170,540   $190,690
Future production taxes......................    (8,897)     (15,646)   (17,374)
- --------------------------------------------------------------------------------
Future net cash flows........................   122,922      154,894    173,316
10% discount factor..........................   (43,089)     (55,734)   (62,293)
- --------------------------------------------------------------------------------
Standardized measure of discounted future
net revenues.................................  $ 79,833     $ 99,160   $111,023
- --------------------------------------------------------------------------------

The following table sets forth the changes in the aggregate standardized measure of discounted future net revenues from proved reserves during the years ended December 31, 1995, 1994 and 1993 (in thousands):

                                            1995           1994          1993
- --------------------------------------------------------------------------------
Balance at January 1......................  $99,160      $111,023      $103,777
Increase (decrease) due to:
 Net sales of coal seam gas...............  (27,603)      (23,443)      (21,660)
 Net changes in prices and costs..........  (17,547)      (29,197)        8,310
 Development costs incurred...........          449         1,196           ---
 Net change in cost estimates.........         (449)       (1,196)          ---
 Change in estimated volumes..............   14,856        30,798        11,124
 Accretion of discount................        9,916        11,102        10,378
 Other................................        1,051        (1,123)         (906)
- --------------------------------------------------------------------------------
                                            (19,737)      (11,863)        7,246
- --------------------------------------------------------------------------------
Balance at December 31.................... $ 79,833      $ 99,160      $111,023
- --------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION

The Royalty Interests owned by the Trust burden the Underlying Properties, which are owned by WPC and not the Trust. For the information of Unitholders, the following Statement of Revenues and Direct Operating Expenses of the Underlying Properties for each of the three years in the period ended December 31, 1995, audited by Ernst & Young LLP, independent auditors, has been prepared and furnished by WPC to the Trustee for inclusion herein.

REPORT OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS WILLIAMS PRODUCTION COMPANY:

We have audited the accompanying Statement of Revenues and Direct Operating Expenses of certain coal seam gas producing properties (the "Underlying Properties") of Williams Production Company (the "Company") for each of the three years in the period ended December 31, 1995. This financial statement is the responsibility of Company's management. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statement referred to previously presents fairly, in all material respects, the revenues and direct operating expenses described in Note 2 of the Underlying Properties for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. /sig/ ERNST & YOUNG LLP
Tulsa, Oklahoma
March 22, 1996

UNDERLYING PROPERTIES
STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                                                         YEAR ENDED DECEMBER 31
                                                        ------------------------
                                                          1995     1994     1993
- --------------------------------------------------------------------------------
                                                            (In Thousands)
Revenues -- gas sales................................  $36,859  $32,145  $29,281
Direct operating expenses:
 Taxes on production and property....................    2,096    2,645    2,416
 Production and other expenses.......................    1,882    1,905    1,654
- --------------------------------------------------------------------------------
  Total..............................................    3,978    4,550    4,070
- --------------------------------------------------------------------------------
Excess of revenues over direct
operating expenses...................................  $32,881  $27,595  $25,211
- --------------------------------------------------------------------------------

See accompanying notes.

UNDERLYING PROPERTIES
NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

1. UNDERLYING PROPERTIES

The Underlying Properties consist of certain coal seam gas interests currently owned by Williams Production Company ("WPC"), a wholly owned indirect subsidiary of The Williams Companies, Inc. ("Williams"). These properties, all of which are located in the San Juan Basin of New Mexico and Colorado, are burdened by net profits interests conveyed to Williams Coal Seam Gas Royalty Trust (the "Trust") on January 21, 1993. All of the Underlying Properties were acquired by predecessor entities of Williams prior to 1989. Significant development of the Underlying Properties did not occur until 1989 and significant production did not occur until 1990. During the periods presented, all of the production from these properties was sold in the spot gas sales market to nonaffiliated entities or Williams Gas Marketing Company ("WGM") or Williams Field Services Gas Resources Company ("WFSGR"), wholly owned subsidiaries of Williams.

2. BASIS OF PRESENTATION

The Statement of Revenues and Direct Operating Expenses of the Underlying Properties was derived from the historical accounting records of WPC and does not give effect to the conveyance of interests in these properties to the Trust. The statement does not include depreciation, depletion and amortization, general and administrative expenses, interest expenses or income taxes. The revenues are reflected net of existing royalties and overriding royalties and have been reduced by gathering and processing expenses. The revenues are presented on a production entitlement basis wherein WPC's revenue interest is applied to volumes produced for revenue recognition. Actual cash receipts may vary due to timing delays of actual cash receipts from the property operators or purchasers and due to wellhead and pipeline volume balancing agreements or practices. Expenses are presented on an accrual basis.

3. RELATED PARTY TRANSACTIONS

In late 1991, WPC began selling a significant portion of the production from these properties to WGM at amounts approximating current spot market prices. Effective October 1, 1992, WPC entered into a long term contract with WGM to purchase substantially all of the production from these properties. Effective May 1, 1995 WGM assigned to WFSGR all of its rights and obligations under such contract. Gross revenues (before deductions for applicable royalties and gathering and processing expenses) from WGM and WFSGR included in this statement are $52,182,150, $43,002,000 and $38,775,000 for 1995, 1994 and 1993,
respectively.

In addition, gas produced from the Underlying Properties beginning in 1991 has been gathered and processed by Northwest Pipeline Corporation ("Northwest") and Williams Field Services Company ("WFS"), both of which are wholly owned subsidiaries of Williams, at rates which Williams believes are consistent with industry practice. The fees charged to WPC by Northwest and WFS applicable to these properties for 1995, 1994 and 1993 were $14,408,168, $11,845,000 and
$11,072,000, respectively, and are accounted for as deductions from revenues by WPC. WPC has also sold some of the gas at the wellhead to purchasers who then contract with WFS and Northwest for gathering and processing services. Amounts paid by these unrelated purchasers to WFS and Northwest are not included in the fees disclosed above.

4. CONTINGENCIES

The majority of the production from the Underlying Properties is from Federal units. Unit acreage is formed by pooling production from the participating area. Entitlement to the pooled production is based on each party's acreage in the participating area divided by the total unit acreage. Wells drilled outside the
participating area may create an enlargement to the participating area   and a
revision of the unit ownership entitlement. The Bureau of Land Management ("BLM") must approve unit participating area expansions. The effective date for unit expansions is retroactive to the date the well creating the expansion was tested. The revenues presented in the accompanying statement are on a production entitlement basis and reflect the most recent BLM participating area approvals at December 31, 1995. There are pending or anticipated additional applications which may be approved for participating area enlargements. WPC does not believe that final approval of these unit participating area enlargements and any resulting retroactive adjustments will have a significant impact on the revenues as presented in this statement.

WPC has been advised that the Minerals Management Service ("MMS") has from time to time considered the inclusion of the value of the Section 29 tax credits attributable to coal seam gas production in the calculation of gross proceeds for royalty purposes. On August 30, 1993, the U.S. Office of the Inspector General (the "OIG") issued an audit report stating that Section 29 tax credits should be included in the calculation of gross proceeds and recommending that the MMS pursue collection of additional royalties with respect to past and future production. On December 8, 1993, however, the Office of the Solicitor of the U.S. Department of the Interior gave its opinion to the MMS that the report of the OIG was incorrect and that Section 29 tax credits are not part of gross proceeds for the purpose of federal royalty calculations. WPC believes that any such inclusion of the value of Section 29 tax credits for purposes of calculating royalty payments required to be made on Federal and Indian lands would be inappropriate since all mineral interest owners, including royalty owners, are entitled to Section 29 tax credits for their proportionate share of qualifying coal seam gas production. WPC would vigorously oppose any attempt by the MMS to require the inclusion of the value of Section 29 tax credits in the calculation of gross proceeds. However, if such regulations were adopted and upheld, royalty payments would be increased which would decrease NPI Net Proceeds and, therefore, the amounts payable to the Trust. The reduction in amounts payable to the Trust would cause a corresponding reduction in associated
Section 29 tax credits available to Unitholders.

The Southern Ute Indian Tribe (the "Tribe") filed a lawsuit on December 31, 1991, challenging WPC's and others' legal right to extract coal seam gas from certain properties within the Tribal boundaries. The Tribe is seeking compensation from the producers for the value of the gas allegedly wrongfully extracted from the properties. WPC is aggressively defending its title to the gas. On September 13, 1994, the court issued a memorandum opinion and order in the litigation granting the motion for summary judgement filed by the defendant class on the question of ownership of the coal seam gas. The Tribe has appealed the order to the U.S. Court of Appeals for the Tenth Circuit. If an adverse decision were to be received, WPC believes the adjustment to the statement presented would not be significant for the periods presented.

5. SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

Proved reserves of the Underlying Properties have been estimated by independent petroleum engineers.

In accordance with Statement of Financial Accounting Standards No. 69, estimates of the standardized measure of future net revenues from proved reserves have been prepared using end-of-period gas prices. The standardized measure of future net revenues from the coal seam gas reserves is calculated based on discounting such future net revenues at an annual rate of 10 percent. The standardized measure has not been reduced for income tax consistent with the basis of presentation described in Note 2. The wellhead spot market price for gas in the San Juan Basin (a Blanco Hub Spot Price), adjusted for certain costs and the provisions of a gas purchase contract with an affiliate, was $1.05, $1.07 and $1.40 Mcf at December 31, 1995, 1994 and 1993, respectively.

The following table sets forth the Underlying Properties' proved coal seam gas reserves and the related changes in such reserves:

                                                 Natural Gas (MMcf)
- --------------------------------------------------------------------------------
                                                YEAR ENDED DECEMBER 31
                                            -------------------------------
                                              1995       1994        1993
- --------------------------------------------------------------------------------
Proved reserves at beginning of period....   199,475    165,314     163,897
Increases (decreases) due to:
 Revisions................................    37,406     61,952      26,203
 Production..............................    (35,864)   (27,791)    (24,786)
- --------------------------------------------------------------------------------
Proved reserves at end of period..........   201,017    199,475     165,314
- --------------------------------------------------------------------------------
Proved developed reserves at end of period.  201,017    199,475     165,314
- --------------------------------------------------------------------------------

Proved reserves are estimated quantities of coal seam gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from the Fruitland formation under existing economic and operating conditions. Proved developed reserves are proved reserves which are expected to be recovered through existing wells with existing equipment and operating methods.

Numerous uncertainties are inherent in estimating volumes and value of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the original estimates.

The following table sets forth the standardized measure of discounted future net revenues relating to proved reserves:

                                                  YEAR ENDED DECEMBER 31
                                            ------------------------------------
                                              1995         1994         1993
- --------------------------------------------------------------------------------
                                                      (In Thousands)
Future cash inflows.......................... $162,739     $210,577    $235,419
Future production and development costs......  (26,632)     (35,223)    (37,577)
- --------------------------------------------------------------------------------
Future net cash flows........................  136,107      175,354     197,842
10% discount factor..........................   45,256      (60,441)    (68,550)
- --------------------------------------------------------------------------------
Standardized measure of discounted future
net revenues................................. $ 90,851     $114,913    $129,292
- --------------------------------------------------------------------------------

The following table sets forth the changes in the present value of estimated future net revenues from proved reserves:

                                                  YEAR ENDED DECEMBER 31
                                            ------------------------------------
                                                 1995        1994       1993
- --------------------------------------------------------------------------------
                                                      (In Thousands)
Balance at beginning of period...............  $114,913    $129,292   $114,492
Increase (decrease) due to:
 Sales of coal seam gas......................   (32,881)    (27,595)   (25,211)
 Net change in prices........................   (22,059)    (34,376)     9,663
 Development costs incurred..................       105       1,966      6,873
 Net change in cost estimates................      (105)     (1,966)    (6,873)
 Change in estimated volumes.................    16,906      35,689     20,493
 Accretion of discount.......................    11,491      12,929     11,449
 Other.......................................     2,481      (1,026)    (1,594)
- --------------------------------------------------------------------------------
                                                (24,062)    (14,379)    14,800
- --------------------------------------------------------------------------------
Balance at end of period.....................   $90,851    $114,913   $129,292
- --------------------------------------------------------------------------------

The information presented with respect to estimated future net revenues and the present value thereof is not intended to represent the fair value of coal seam gas reserves. This information is presented to allow a reasonable comparison of reserve values prepared using standardized measurement criteria and should be used only for that purpose. Actual future sales prices and production and development costs may vary significantly from those in effect at December 31, 1995 and actual future production may not occur in the periods or amounts projected.

TRANSFER AGENT AND REGISTRAR
Chemical Shareholder Services Group, Inc.
Dallas, Texas and New York, New York
TRUST AUDITORS
Ernst & Young LLP
Tulsa, Oklahoma
TRUSTEE COUNSEL
Thompson & Knight,
A Professional Corporation
Dallas, Texas
FORM 10-K

A copy of the Form 10-K of the Trust for the year ended December 31, 1995 as filed with the Securities and Exchange Commission has been provided with this Annual Report to Unitholders. Additional copies of the Form 10-K will be provided, without charge, upon written request to:

Williams Coal Seam Gas Royalty Trust
NationsBank of Texas, N.A.
901 Main Street, Suite 1200
Dallas, Texas 75202
Attention: Ron E. Hooper, Vice President
           Trust Oil & Gas

Williams Coal Seam Gas Royalty Trust
NationsBank of Texas, N.A.
901 Main Street, Suite 1200
Dallas, Texas 75202
1-800-365-6548