Form 10-K405, Exhibit 13
period 1996-12-31
WILLIAMS COAL SEAM GAS ROYALTY TRUST
filed 1997-03-31
CIK 895007

                                                                    EXHIBIT 13.1

WILLIAMS COAL SEAM GAS Royalty Trust
1996 ANNUAL REPORT AND FORM 10-K
THE TRUST

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

The Trust makes quarterly cash distributions to Unitholders. The record date for the quarterly cash distributions is the 45th day following the end of the calendar quarter or the next business day. The quarterly cash distribution is payable within 60 days after the end of the calendar quarter. Generally, the quarterly distribution amount will be determined and announced by the Trustee in the first week of February, May, August or November each year. Set forth below are the scheduled record dates and approximate distribution payment dates for each quarter of 1997 production attributable to the Trust.

================================================================================
                    1997                                            1998
--------------------------------------------------------------------------------
Record Dates       May 15       August  14      November 14        February 17
Distribution
--------------------------------------------------------------------------------
Payment Dates
(approximate)      May 30       August 29       November 28        February 27
================================================================================

UNITS OF BENEFICIAL INTEREST

The units of beneficial interest ("Units") in the Trust are listed and traded on the New York Stock Exchange under the symbol "WTU." The following table sets forth, for the periods indicated, the high and low sales prices per Unit and the amount of quarterly cash distributions per Unit made by the Trust.

======================================================
                    Sales   Price     Distributions
------------------------------------------------------
1996              High      Low       per Unit
------------------------------------------------------
First Quarter     $21-1/2   $18-1/2      $0.657528
------------------------------------------------------
Second Quarter    $22-7/8   $17-7/8      $0.488129
------------------------------------------------------
Third Quarter     $20-1/4   $18-1/4      $0.564256
------------------------------------------------------
Fourth Quarter    $20-1/2   $18-1/8      $0.535875
------------------------------------------------------
1995
------------------------------------------------------
First Quarter     $19-3/4   $16-1/8      $0.590825
------------------------------------------------------
Second Quarter    $18-3/4   $16-7/8      $0.672417
------------------------------------------------------
Third Quarter     $19-1/2   $17-1/4      $0.733171
------------------------------------------------------
Fourth Quarter    $20-7/8   $19-1/8      $0.695386
======================================================

At March 18, 1997, there were 9,700,000 Units outstanding and approximately 843 Unitholders of record.


SELECTED FINANCIAL DATA
====================================================================================
Years Ended December 31             1996         1995         1994          1993
------------------------------------------------------------------------------------
ROYALTY INCOME                   $22,330,613  $26,524,115  $22,292,821  $ 19,449,173
------------------------------------------------------------------------------------
DISTRIBUTABLE INCOME             $21,835,994  $26,053,210  $21,753,943  $ 18,890,743
------------------------------------------------------------------------------------
DISTRIBUTABLE INCOME PER UNIT    $2.25        $2.69        $2.24        $1.95
------------------------------------------------------------------------------------
DISTRIBUTIONS PER UNIT           $2.25        $2.69        $2.24        $1.93
------------------------------------------------------------------------------------
TOTAL ASSETS AT YEAR END         $70,162,736  $82,752,593  $99,948,540  $117,580,814
------------------------------------------------------------------------------------
TOTAL CORPUS AT YEAR END         $70,021,573  $82,695,754  $99,881,511  $117,515,559
====================================================================================

TO UNITHOLDERS:

We are pleased to present the 1996 Annual Report to Unitholders of Williams Coal Seam Gas Royalty Trust (the "Trust"). The report includes a copy of the Trust's annual report on Form 10-K for the year ended December 31, 1996. The Form 10-K contains important information concerning the creation and administration of the Trust, and the assets of the Trust, including coal seam gas reserves attributable to the net profits interests owned by the Trust estimated as of December 31, 1996.

The Trust was formed as a Delaware business trust under the Delaware Business Trust Act pursuant to the Trust Agreement of Williams Coal Seam Gas Royalty Trust (as amended, the "Trust Agreement") entered into effective as of December 1, 1992 by and among Williams Production Company ("WPC"), as trustor, The Williams Companies, Inc. ("Williams"), the indirect parent company of WPC, and NationsBank of Texas, N.A. (the "Trustee") and Chemical Bank Delaware, as trustees. The Trust was formed to acquire and hold certain net profits interests (the "Royalty Interests") in proved coal seam gas properties located in the San Juan Basin of New Mexico and Colorado. These Royalty Interests are the only assets of the Trust, other than cash and temporary investments being held for the payment of expenses and liabilities and for distribution to Unitholders.

On January 21, 1993, all 9,700,000 authorized units of beneficial interest in the Trust ("Units") were issued to WPC upon the conveyance by WPC to the Trust of the Royalty Interests. On that date, WPC transferred all 9,700,000 Units to its parent, Williams, by dividend. Williams then sold an aggregate of 6,131,209 Units to the public in an underwritten public offering. During the second quarter of 1995 Williams transferred its remaining Units to Williams Holdings of Delaware, Inc., a separate holding company for Williams' non-regulated business.

Under the Trust Agreement, the Trustee has the function of collecting proceeds attributable to the Royalty Interests and making quarterly cash distributions to Unitholders after deducting administrative expenses and any amounts necessary for cash reserves.

Distributable income for the year ended December 31, 1996 was $21,835,994 or $2.25 per Unit as compared to $26,053,210 or $2.69 per Unit for 1995.

Royalty income for the year totaled $22,330,613 as compared to $26,524,115 for 1995. The Trust also earned interest of $78,549 from temporary investments of royalty income prior to quarterly distribution dates as compared to $90,476 for 1995. General and administrative expenses for the year were $573,168 as compared to $561,381 for 1995.

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

Production from the Royalty Interests held by the Trust which is sold during the year qualifies for the Federal income tax credit for producing nonconventional fuels under Section 29 of the Internal Revenue Code. As a result, for a Unitholder who owned the same Units of record on all four quarterly record dates during 1996, the available Section 29 tax credit was approximately $2.366527 per Unit, based on the first estimate of the GNP implicit price deflator published by the Bureau of Economic Analysis. The available Section 29 tax credit for a Unitholder who owned the same Units of record on all four quarterly record dates during 1995 was $2.584823 per Unit.

Tax information for calendar year 1996 permitting each Unitholder to make all calculations reasonably necessary for tax purposes was distributed by the Trustee to Unitholders prior to March 15, 1997, in accordance with the Trust Agreement. Such income tax information will be provided annually to Unitholders by the Trustee not later than March 15th of each year.

WILLIAMS COAL SEAM GAS ROYALTY TRUST
BY: NATIONSBANK OF TEXAS, N.A., TRUSTEE
BY:/SIG/RON E. HOOPER
VICE PRESIDENT
MARCH 31, 1997
TRUSTEE'S DISCUSSION AND ANALYSIS

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

For 1996 royalty income received by the Trust amounted to $22,330,613 as compared to $26,524,115 and $22,292,821 for 1995 and 1994, respectively. The decrease in royalty income in 1996 as compared to 1995 was primarily due to lower production from the Underlying Properties and higher payments of taxes and of royalties to third parties. Royalty income in 1996 was comparable to 1994 because the lower production levels in 1994 were offset in part by the higher gas prices received by the Trust in 1994. Production related to the royalty income received by the Trust in 1996 was 29,180,183 MMBtus as compared to 31,536,784 MMBtus and 24,309,530 MMBtus in 1995 and 1994, respectively. The lower volumes in 1996 as compared to 1995 were primarily due to normal production declines along with adjustments resulting from expansion in 1996, 1995 and 1994 of certain participating areas to include additional producing wells. Interest income for 1996 was $78,549 as compared to $90,476 and $57,391 for 1995 and 1994, respectively, representing lower investment income on lower average invested balances in 1996 as compared to 1995.

Distributable income for 1996 was $21,835,994 or $2.25 per Unit compared to $26,053,210 or $2.69 per Unit for 1995 and $21,753,943 or $2.24 per Unit for
1994. These results reflect the factors discussed above regarding royalty income.

Reserve values in 1996 were impacted by increases in natural gas prices used to value the reserves. The year end prices required to be utilized in such valuations were $1.75/Mcf, $.81/Mcf and $1.06/Mcf at December 31, 1996, 1995 and 1994, respectively.

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

Accordingly, the royalty income included in distributable income for the years ended December 31, 1996, 1995 and 1994, was based on production volumes and natural gas prices for the twelve months ended in September 30, 1996, 1995 and 1994, respectively, as shown in the table below. The production volumes included in the table are for production attributable to the Underlying Properties, and not production attributable to the Royalty Interests owned by the Trust, and are net of the amount of production attributable to WPC's royalty obligations to third parties, which is determined by contractual arrangement with such parties.

============================================================================
                                 Twelve Months  Ended September  30,
----------------------------------------------------------------------------
                                 1996           1995             1994
----------------------------------------------------------------------------
Production, Net (MMBtu)(1)
WI Properties                    21,483,636     24,556,075       18,177,999
----------------------------------------------------------------------------
Farmout Properties(2)            7,696,547      6,980,709        6,131,531
----------------------------------------------------------------------------
Average Blanco Hub Spot Price
($/MMBtu)                        $1.34          $1.22            $1.75
----------------------------------------------------------------------------
Average Net Wellhead Price WI
 Properties ($/MMBtu)            $1.11          $1.20            $1.23
============================================================================

(1) Million British Thermal Units.
(2) Includes previously reported estimated amounts for certain months.

Production from the WI Properties is generally sold pursuant to a gas purchase contract between WPC and WFS Gas Resources Company ("WFSGR") (as successor to Williams Gas Marketing Company). The gas purchase contract provides certain protections for WFSGR in the form of price credits and for Unitholders when the applicable Blanco Hub Spot Price falls below $1.75 per MMBtu and provides certain benefits for WFSGR when the Blanco Hub Spot Price exceeds $2.00 per MMBtu. The gas purchase contract also provides that the price paid for gas by WFSGR is reduced by the amount of gathering, processing and certain other costs paid by WFSGR. For more detailed information regarding the terms and conditions of the gas purchase contract, see "Item 2. Properties - Gas Purchase Contract" in the Form 10-K of the Trust appearing elsewhere in this Annual Report to Unitholders.

The Blanco Hub Spot Price was below $1.75 per MMBtu during each month of 1995 and most months in 1996. However, pursuant to the terms of the gas purchase contract, WFSGR continued to purchase gas produced from the WI Properties at the $1.70 minimum purchase price, less certain gathering, processing and delivery costs paid by WFSGR, established by the gas purchase contract; and WFSGR received a price credit from WPC for each MMBtu of natural gas so purchased by WFSGR equal to the difference between the $1.70 minimum purchase price and the applicable index price (which price is equal to 97 percent of the applicable Blanco Hub Spot Price). WPC estimates that, as of December 31, 1996, WFSGR had aggregate price credits of approximately $25.1 million of which the Trust's 81 percent interest was approximately $20.3 million. The Blanco Hub Spot Price was above $1.75 per MMBtu in January and February 1997 although there can be no assurance it will not again fall below such price level.

The entitlement of WFSGR to recoup the price credits means that even though the applicable Blanco Hub Spot Price is above $1.75 per MMBtu, royalty income otherwise payable to the Trust will be reduced until such time as all accrued and unrecouped price credits have been received by WFSGR. Reduced royalty income to the Trust correspondingly reduces cash distributions to Unitholders. Royalty income for 1996 was reduced by approximately $4.4 million in price credits recouped by WFSGR.

The information in this Annual Report to Unitholders concerning production and prices relating to the Underlying Properties is based on information prepared and furnished by WPC to the Trustee. The Trustee has no control over and no responsibility relating to the operation of the Underlying Properties.

This Annual Report and the accompanying Form 10-K include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbor created thereby. All statements other than statements of historical fact included in this Annual Report and the accompanying Form 10-K are forward-looking statements. Such statements include, without limitation, the reserve information and other statements contained in Item 2, "Properties" of the accompanying Form 10-K. Although the Trust believes that the expectations reflected in such forward-looking statements are reasonable, such expectations are subject to numerous risks and uncertainties and the Trust can give no assurance that they will prove correct. There are many factors, none of which is within the Trust's control, that may cause such expectations not to be realized, including, among other things, factors identified in this Annual Report and the accompanying Form 10-K affecting oil and gas prices and the recoverability of reserves, and future economic, competitive and market conditions.

FINANCIAL STATEMENTS

Audited Statements of Assets, Liabilities and Trust Corpus of the Trust as of December 31, 1996 and 1995, and the related Statements of Distributable Income and Changes in Trust Corpus for the three years ended December 31, 1996, are included in this Annual Report to Unitholders immediately following the Report of Independent Auditors below.

The Royalty Interests owned by the Trust burden the Underlying Properties, which are owned by WPC and not the Trust. For the information of Unitholders, an audited Statement of Revenues and Direct Operating Expenses of the

Underlying Properties for each of the three years in the period ended December 31, 1996 has been prepared and furnished by WPC to the Trustee for inclusion in this annual Report to Unitholders. This financial statement of WPC appears immediately preceding the Form 10-K of the Trust.

REPORT OF INDEPENDENT AUDITORS
THE TRUSTEES
WILLIAMS COAL SEAM GAS ROYALTY TRUST

We have audited the accompanying statements of assets, liabilities and trust corpus of Williams Coal Seam Gas Royalty Trust as of December 31, 1996 and 1995, and the related statements of distributable income and changes in trust corpus for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and trust corpus of Williams Coal Seam Gas Royalty Trust at December 31, 1996 and 1995, and its distributable income and its changes in trust corpus for each of the three years in the period ended December 31, 1996, on the basis of accounting described in Note 2.

/SIG/ERNST & YOUNG LLP
Tulsa, Oklahoma
March 21, 1997
FINANCIAL STATEMENTS
WILLIAMS COAL SEAM GAS ROYALTY TRUST
STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS

================================================================================
December 31,                                         1996           1995
--------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------
CURRENT ASSETS - CASH AND CASH EQUIVALENTS           $   165,290    $    29,134
--------------------------------------------------------------------------------
ROYALTY INTERESTS IN OIL AND GAS PROPERTIES           69,997,446     82,723,459
(LESS ACCUMULATED AMORTIZATION OF $68,569,217
AND $55,843,204 AT DECEMBER 31, 1996 AND 1995,
RESPECTIVELY) (NOTE 2)
--------------------------------------------------------------------------------
TOTAL                                                $70,162,736    $82,752,593
--------------------------------------------------------------------------------
LIABILITIES AND TRUST CORPUS
--------------------------------------------------------------------------------
CURRENT LIABILITIES:
--------------------------------------------------------------------------------
PAYABLE TO THE WILLIAMS COMPANIES, INC.(NOTE 4)      $    54,636    $    53,045
--------------------------------------------------------------------------------
OTHER ACCOUNTS PAYABLE                                    86,527          3,794
--------------------------------------------------------------------------------
CURRENT LIABILITIES                                      141,163         56,839
--------------------------------------------------------------------------------
TRUST CORPUS (9,700,000 UNITS OF BENEFICIAL           70,021,573     82,695,754
INTEREST AUTHORIZED AND OUTSTANDING) (NOTE 2)
--------------------------------------------------------------------------------
TOTAL                                                $70,162,736    $82,752,593
================================================================================

STATEMENTS OF DISTRIBUTABLE INCOME

============================================================================
Year Ended December 31                 1996         1995         1994
----------------------------------------------------------------------------
ROYALTY INCOME                         $22,330,613  $26,524,115  $22,292,821
----------------------------------------------------------------------------
INTEREST INCOME                             78,549       90,476       57,391
----------------------------------------------------------------------------
 TOTAL                                  22,409,162   26,614,591   22,350,212
----------------------------------------------------------------------------
GENERAL AND ADMINISTRATIVE EXPENSES
(NOTE 4)                                   573,168      561,381      596,269
----------------------------------------------------------------------------
DISTRIBUTABLE INCOME                   $21,835,994  $26,053,210  $21,753,943
----------------------------------------------------------------------------
DISTRIBUTABLE INCOME PER UNIT
(9,700,000 UNITS)(NOTE 2)              $      2.25  $      2.69  $      2.24
----------------------------------------------------------------------------
DISTRIBUTIONS PER UNIT (NOTE 5)        $      2.25  $      2.69  $      2.24
============================================================================

STATEMENTS OF CHANGES IN TRUST CORPUS

=============================================================================
Year Ended December 31                 1996         1995         1994
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
TRUST CORPUS, BEGINNING OF YEAR        $82,695,754  $99,881,511  $117,515,559
-----------------------------------------------------------------------------
Amortization of royalty interests      (12,726,013) (17,128,499) (17,693,798)
-----------------------------------------------------------------------------
DISTRIBUTABLE INCOME                   21,835,994   26,053,210   21,753,943
-----------------------------------------------------------------------------
DISTRIBUTIONS TO UNITHOLDERS (NOTE 5)  (21,784,162) (26,110,468) (21,694,193)
-----------------------------------------------------------------------------
TRUST CORPUS, END OF YEAR              $70,021,573  $82,695,754  $99,881,511
=============================================================================

SEE ACCOMPANYING NOTES
NOTES TO FINANCIAL STATEMENTS
1. TRUST ORGANIZATION AND PROVISIONS

Williams Coal Seam Gas Royalty Trust (the "Trust") was formed as a Delaware business trust pursuant to the terms of the Trust Agreement of Williams Coal Seam Gas Royalty Trust (as amended, the "Trust Agreement") entered into effective as of December 1, 1992 by and among Williams Production Company, a Delaware corporation ("WPC"), as trustor, The Williams Companies, Inc., a Delaware corporation ("Williams"), and NationsBank of Texas, N.A., a national banking association (the "Trustee"), and Chemical Bank Delaware, a Delaware banking corporation (the "Delaware Trustee"), as trustees. The trustees are independent financial institutions.

The Trust was formed to acquire and hold certain net profits interests (the "Royalty Interests") in proved natural gas properties located in the San Juan

Basin of New Mexico and Colorado (the "Underlying Properties") owned by WPC. The Trust was initially created effective as of December 1, 1992 with a $100 contribution by WPC. On January 21, 1993, the Royalty Interests were conveyed to the Trust by WPC pursuant to the Net Profits Conveyance (the "Conveyance") dated effective as of October 1, 1992 by and among WPC, Williams, the Trustee and the Delaware Trustee, in consideration for all the 9,700,000 authorized units of beneficial interest in the Trust ("Units"). WPC transferred its Units by dividend to its parent, Williams, which sold an aggregate of 5,980,000 Units to the public through various underwriters in January and February 1993 (the "Public Offering") and an additional 151,209 Units in the second quarter of 1993. During the second quarter of 1995 Williams transferred its remaining Units to Williams Holdings of Delaware, Inc. ("WHD"), a separate holding company for Williams' non-regulated businesses. Substantially all of the production attributable to the Underlying Properties is from the Fruitland coal formation and constitutes "coal seam" gas that entitles the owners of such production, provided certain requirements are met, to tax credits for Federal income tax purposes pursuant to Section 29 of the Internal Revenue Code of 1986, as amended.

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

2. BASIS OF ACCOUNTING

The financial statements of the Trust are prepared on a modified cash basis and are not intended to present financial position and results of operations in conformity with generally accepted accounting principles ("GAAP"). Preparation of the Trust's financial statements on such basis includes the following:

 .Revenues are recognized in the period in which amounts are received by the Trust. General and administrative expenses are recognized on an accrual basis.
 .Amortization of the Royalty Interests is calculated on a unit-of-production basis and charged directly to trust corpus.
 .Distributions to Unitholders are recorded when declared by the Trustee (see
Note 5).

The financial statements of the Trust differ from financial statements prepared in accordance with GAAP because royalty income is not accrued in the period of production and amortization of the Royalty Interests is not charged against operating results.

Williams sold an aggregate of 5,980,000 Units of the Trust's authorized 9,700,000 Units in the Public Offering at the offering price of $20 per Unit, retaining 3,720,000 Units. Subsequently, Williams sold an additional 151,209 Units for $23.50 per Unit. Accordingly, the statements of assets, liabilities and trust corpus at December 31, 1996 and 1995 reflect the sale of these Units at the respective sale prices thereof, as well as the remaining 3,568,791 Units at Williams' historical cost. During the second quarter of 1995 Williams transferred its Units to WHD, a separate holding company for Williams' non-regulated businesses. If WHD, in the future, should sell all or a portion of its retained Units, at that time, the carrying value on the Trust's statements of assets, liabilities and trust corpus would again be adjusted from WHD's historical cost to the subsequent sale price with respect to the Units sold.

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

4. RELATED PARTY TRANSACTIONS

Williams provides accounting, bookkeeping and informational services to the Trust in accordance with an Administrative Services Agreement effective December 1, 1992. The fee is $50,000 per quarter, escalating 3 percent each October 1 commencing October 1, 1993. Amounts payable by the Trust to Williams at December 31, 1996 and 1995 represent the fourth quarter fees. Aggregate fees incurred by the Trust to Williams in 1996, 1995 and 1994 were $220,183, $213,771 and $207,545, respectively.

Aggregate fees paid by the Trust to the trustees in 1996, 1995 and 1994 were $36,448, $40,990 and $42,806, respectively.

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

6. CONTINGENCIES

Under the terms of the gas purchase contract entered into by WPC and WFS Gas Resources Company ("WFSGR") (as successor to Williams Gas Marketing Company), as amended (the "Gas Purchase Contract"), additional revenues may be paid to the Trust to meet the minimum gas price provision of 97 percent of $1.75 per MMBtu (the "Minimum Purchase Price"). This additional revenue is subject to recoupment by the purchaser from future revenues received from production commencing after January 1, 1994 when the applicable index price exceeds the Minimum Purchase Price as long as the Minimum Purchase Price commitment is in effect. The primary term of the Gas Purchase Contract runs to December 31, 1997 at which time the WPC affiliate may elect to discontinue paying the Minimum Purchase Price by giving notice of its election to pay solely on an index price.

The applicable index price was below the Minimum Purchase Price throughout most of 1996. Pursuant to the terms of the Gas Purchase Contract, WPC established a price credit account. WPC estimates that, as of December 31, 1996, WFSGR had aggregate price credits in the price credit account of approximately $25.1 million of which the Trust's 81 percent interest was approximately $20.3 million. The applicable index price was above the Minimum Purchase Price in January and February 1997.

The entitlement of WFSGR to recoup the price credits means that even though the applicable Blanco Hub Spot Price is above $1.75 per MMBtu, royalty income otherwise payable to the Trust will be reduced until such time as all accrued and unrecouped price credits have been received by WFSGR. Reduced royalty income to the Trust correspondingly reduces cash distributions to the Unitholders. Through December 1996 royalty income was reduced by approximately $4.4 million in price credits recouped by WFSGR.

The majority of the production attributable to the Trust is within Federal units. Unit participating areas are formed by pooling production from the participating area. Entitlement to the pooled production is based on each party's acreage in the participating area divided by the total participating acreage. Wells drilled outside the participating area may create an enlargement to the participating area and a revision of the unit ownership entitlement. The Bureau of Land Management ("BLM") must approve unit participating area expansions. The effective date for unit expansions is retroactive to the date the well creating the expansion was tested. The revenues presented in the accompanying statements of distributable income are on an entitlement basis and reflect the most recent BLM participating area approvals at December 31, 1996, 1995 and 1994, respectively. There are pending or anticipated applications or approvals for additional participating area enlargements. WPC has advised the Trustee that it does not believe that final approval of these unit participating area enlargements and the resulting retroactive adjustments, if any, will have a material impact on the revenues as presented in these statements.

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

The Southern Ute Indian Tribe (the "Tribe") filed a lawsuit on December 31, 1991, challenging the legal rights of WPC and others to extract coal seam gas from certain properties within the Tribal boundaries. The Tribe is seeking compensation from the producers and the oil and gas estate owners for the value of the gas allegedly wrongfully taken from the Tribe. WPC, together with the other defendants named in the lawsuit, is vigorously defending the lawsuit. On September 13, 1994, the court issued a memorandum opinion and order in the litigation granting the motion for summary judgment filed by the defendant class on the question of ownership of the coal seam gas. The court ruled that the U.S. Congress did not reserve the coal seam gas in the Coal Land Acts of 1909 and 1910, and denied the Tribe's claim of equitable ownership of the coal seam gas. The Tribe has appealed the order to the U.S. Court of Appeals for the Tenth Circuit. WPC has agreed to indemnify the Trust from and against any loss, charge or liability as may arise in respect of the Underlying Properties or the Royalty Interests in connection with the defense of such lawsuit and all legal costs the Trust might incur if the Trust is named as a defendant in such litigation. WPC's indemnity with respect to the Farmout Properties is limited to its retained interest share of any settlement costs that may reduce the revenue stream it receives from its 35 percent net profits interest in the Farmout Properties. If the Tribe is successful in showing that WPC has no right to produce or receive proceeds from the Fruitland coal formation, WPC has agreed to pay to the Trust, in addition to the indemnification described above, for distribution to the then current Unitholders as a return of a portion of the original purchase price paid for the Units in the Public Offering, an amount equal to $1.47 per Mcf multiplied by the estimated reserves in the October 1, 1992 Reserve Report (as defined) attributable to the interest of the Trust in the Farmout Properties subject to such dispute minus the aggregate cash distributions paid by the Trust prior to the date of such redetermination and minus the tax benefits, if any, available to the Unitholders and attributable to the portion of the interest of the Trust in the Farmout Properties so purchased. Williams has agreed to pay the above described obligations of WPC to the extent not paid by WPC when due and payable. If an adverse decision were to be received, WPC has advised the Trustee of the Trust that it believes the adjustment to the statements presented here would not be significant for the periods presented.

Also, a Tribal Proposed Mineral Assignment Ordinance (the "Proposed Ordinance") could apply to the conveyance to the Trust of the Farmout Properties involving Tribal mineral interests. Although the Proposed Ordinance does not specifically reference a net profits interest, it is possible that the Tribe would consider the assignment of the net profits interest tied to Tribal mineral interests as being covered by the Proposed Ordinance and requiring the approval of the Chairman of the Tribe. If the Proposed Ordinance is applicable, the assignment of the net profits interest would not be approved if the Tribe determined that such creation would not be in the best interests of the Tribe and, absent such Tribal approval, the net profits interest would be invalid. In addition, a knowing violation could result in removal of the offending party from the reservation and the party's forfeiture of any Tribal mineral interests located on the reservation. Under the Proposed Ordinance, a mineral interest owner is limited to seeking declaratory relief in Tribal Court. Additionally, under the Proposed Ordinance, the Tribe would have a right of first refusal to acquire the net profits interest associated with Tribal leases. The Tribe would have 120 days after the submission of a completed assignment of a Tribal Mineral Interest Form to exercise the right to acquire said interest for the same terms and conditions as are disclosed by the filing. It is unknown if the Proposed Ordinance will be enacted at all, enacted in its current form or enacted in an altered form. Therefore, the potential effect of the Proposed Ordinance cannot be assessed at this time.

While no assurances can be given, the Trustee of the Trust does not believe that the ultimate resolution of the foregoing matters, taken as a whole, will have a material adverse effect on the Trust Corpus or distributable income.

7. SUBSEQUENT EVENT
Subsequent to December 31, 1996, the Trust declared the following distribution:

=======================================================================
Quarterly Record Date    Payment Date          Distribution per Unit
-----------------------------------------------------------------------
February 14, 1997        February 28, 1997     $0.408865
=======================================================================


The Trustee has estimated the Section 29 tax credit associated with the February 28, 1997 quarterly distribution to be $0.43 per Unit.

8. Quarterly Financial Data (Unaudited)

The following table sets forth the royalty income, distributable income and distributable income per Unit of the Trust for each quarter in the years ended December 31, 1996 and 1995 (in thousands, except per Unit amounts):

======================================================================
Calendar Quarter  Royalty Income  Distributable Income  Distributable
                                                        per Unit
----------------------------------------------------------------------
1996*
----------------------------------------------------------------------
First              $6,529          $6,393                $.66
----------------------------------------------------------------------
Second              4,818           4,615                 .48
----------------------------------------------------------------------
Third               5,654           5,559                 .57
----------------------------------------------------------------------
Fourth              5,530           5,269                 .54
----------------------------------------------------------------------
                  $22,331         $21,836               $2.25
======================================================================
1995
----------------------------------------------------------------------
First              $5,899           5,701                $.59
----------------------------------------------------------------------
Second              6,681           6,563                 .67
----------------------------------------------------------------------
Third               7,088           7,020                 .73
----------------------------------------------------------------------
Fourth              6,856           6,769                 .70
----------------------------------------------------------------------
                  $26,524         $26,053               $2.69
======================================================================

*Adjustments for unit expansion decreases the distributions for the second, third and fourth quarters of 1996.

Selected 1996 fourth quarter data are as follows (in thousands except per Unit amounts):

===================================================
Royalty income                             $5,330
---------------------------------------------------
Interest income                                19
---------------------------------------------------
General and administrative expenses           (80)
---------------------------------------------------
Distributable income                       $5,269
---------------------------------------------------
Distributable income per unit              $  .54
(9,700,000 units)
---------------------------------------------------
Distribution per unit                      $  .54
===================================================

9. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

The net proved reserves attributable to the Royalty Interests have been estimated as of December 31, 1996, 1995, and 1994, by independent petroleum engineers. In accordance with Statement of Financial Accounting Standards No. 69, estimates of future net revenues from proved reserves have been prepared using contractual gas prices and related costs. The standardized measure of future net revenues from the gas reserves is calculated based on discounting such future net revenues at an annual rate of 10 percent. The Blanco Hub Spot Price for December 1996 of $3.55 per MMBtu, after adjustments for certain costs and provisions of the Gas Purchase Contract, including potential recoupment of the price credits, resulted in a weighted average wellhead price of $1.35 per Mcf. The standardized measure of discounted future net revenues below has been reduced by operating and development costs which such costs are paid by Williams and are included in computing the royalty income of the Trust. The standardized measure has not been reduced for income taxes as no income taxes are paid by the Trust (Note 3).

Numerous uncertainties are inherent in estimating volumes and value of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the reserve estimates.

The reserve estimates as of December 31, 1996, 1995 and 1994 for Royalty Interests are based on a percentage share of NPI Net Proceeds payable to the Trust of 81 percent.

=========================================================
                                        Natural Gas(MMcf)
---------------------------------------------------------
Proved reserves at January 1, 1994              133,902
---------------------------------------------------------
Revisions of previous estimates                  50,183*
---------------------------------------------------------
Production                                      (22,510)
---------------------------------------------------------
Proved reserves at December 31, 1994            161,575
---------------------------------------------------------
Revisions of previous estimates                  30,299*
---------------------------------------------------------
Production                                      (29,050)
---------------------------------------------------------
Proved reserves at December 31, 1995            162,824
---------------------------------------------------------
Revisions of previous estimates                   9,763*
---------------------------------------------------------
Production                                      (23,196)
---------------------------------------------------------
Proved reserves at December 31, 1996            149,391
=========================================================

*Includes reserve increases resulting from well recompletions and other factors. All proved reserve estimates presented above at December 31, 1996, 1995 and 1994 and January 1, 1994 are proved developed.

Proved reserves are estimated quantities of natural gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

The following table sets forth the standardized measure of discounted future net revenues at December 31, 1996, 1995 and 1994 relating to proved reserves (in thousands):

====================================================================
Years Ended December 31,              1996      1995       1994
--------------------------------------------------------------------
Future cash inflows                   $201,046  $131,819   $170,540
--------------------------------------------------------------------
Future production taxes                (13,444)   (8,897)   (15,646)
--------------------------------------------------------------------
Future net cash flows                  187,602   122,922    154,894
--------------------------------------------------------------------
10% discount factor                    (63,149)  (43,089)   (55,734)
--------------------------------------------------------------------
Standardized measure of discounted
 future net revenues                  $124,453  $ 79,833   $ 99,160
====================================================================

The following table sets forth the changes in the aggregate standardized measure of discounted future net revenues from proved reserves during the years ended December 31, 1996, 1995 and 1994 (in thousands):

========================================================================
                                    1996       1995       1994
------------------------------------------------------------------------
Balance at January 1                $ 79,833   $ 99,160   $111,023
------------------------------------------------------------------------
Increase (decrease) due to:
------------------------------------------------------------------------
 Net sales of coal seam gas          (20,629)   (27,603)   (23,443)
------------------------------------------------------------------------
 Net changes in prices and costs      46,392    (17,547)   (29,197)
------------------------------------------------------------------------
 Development costs incurred              724        449      1,196
------------------------------------------------------------------------
 Net change in cost estimates           (724)      (449)    (1,196)
------------------------------------------------------------------------
 Change in estimated volumes           8,133     14,856     30,798
------------------------------------------------------------------------
 Accretion of discount                 7,983      9,916     11,102
------------------------------------------------------------------------
 Other                                 2,741      1,051     (1,123)
------------------------------------------------------------------------
                                      44,620    (19,737)   (11,863)
------------------------------------------------------------------------
Balance at December 31              $124,453   $ 79,833   $ 99,160
========================================================================

SUPPLEMENTAL INFORMATION

The Royalty Interests owned by the Trust burden the Underlying Properties, which are owned by WPC and not the Trust. For the information of Unitholders, the following Statement of Revenues and Direct Operating Expenses of the Underlying Properties for each of the three years in the period ended December 31, 1996, audited by Ernst & Young LLP, independent auditors, has been prepared and furnished by WPC to the Trustee for inclusion herein.

REPORT OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS
WILLIAMS PRODUCTION COMPANY:

We have audited the accompanying Statement of Revenues and Direct Operating Expenses of certain coal seam gas producing properties (the "Underlying Properties") of Williams Production Company (the "Company") for each of the three years in the period ended December 31, 1996. This financial statement is the responsibility of Company's management. Our responsibility is to express an opinion on this financial statement based on our audits.

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

In our opinion, the statement referred to previously presents fairly, in all material respects, the revenues and direct operating expenses described in Note 2 of the Underlying Properties for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. /SIG/ERNST & YOUNG LLP
Tulsa, Oklahoma
March 21, 1997

UNDERLYING PROPERTIES
STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

================================================================================
                                            Year ended December 31,
--------------------------------------------------------------------------------
                                      1996           1995           1994
--------------------------------------------------------------------------------
                                                     (In Thousands)
--------------------------------------------------------------------------------
Revenues -- gas sales                 $28,598        $36,859        $32,145
--------------------------------------------------------------------------------
Direct operating expenses:
--------------------------------------------------------------------------------
 Taxes on production and                2,713          2,096          2,645
 property
--------------------------------------------------------------------------------
Production and other expenses           1,573          1,882          1,905
--------------------------------------------------------------------------------
   Total                                4,286          3,978          4,550
--------------------------------------------------------------------------------
Excess of revenues over direct        $24,312        $32,881        $27,595
 operating expenses
================================================================================

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

3. RELATED PARTY TRANSACTIONS

Effective October 1, 1992, WPC entered into a long term contract with WGM to purchase substantially all of the production from these properties. Effective May 1, 1995 WGM assigned to WFSGR all of its rights and obligations under such contract. Gross revenues (before deductions for applicable royalties and gathering and processing expenses) from WGM and WFSGR included in this statement are $45,720,988, $52,182,150 and $43,002,000 for 1996, 1995 and 1994,
respectively.

In addition, gas produced from the Underlying Properties is gathered and processed by Williams Field Services Company ("WFS"), a wholly indirectly owned subsidiary of Williams, at rates which Williams believes are consistent with industry practice. The fees charged to WPC and WFS applicable to these properties for 1996, 1995 and 1994 were $14,913,157, $14,408,168 and
$11,845,000, respectively, and are accounted for as deductions from revenues by WPC. WPC has also sold some of the gas at the wellhead to purchasers who then contract with WFS for gathering and processing services. Amounts paid by these unrelated purchasers to WFS are not included in the fees disclosed above.

4. CONTINGENCIES

The majority of the production from the Underlying Properties is from Federal units. Unit acreage is formed by pooling production from the participating area. Entitlement to the pooled production is based on each party's acreage in the participating area divided by the total unit acreage. Wells drilled outside the
participating area may create an enlargement to the participating area   and a
revision of the unit ownership entitlement. The Bureau of Land Management ("BLM") must approve unit participating area expansions. The effective date for unit expansions is retroactive to the date the well creating the expansion was tested. The revenues presented in the accompanying statement are on a production entitlement basis and reflect the most recent BLM participating area approvals at December 31, 1996. There are pending or anticipated additional applications which may be approved for participating area enlargements. WPC does not believe that final approval of these unit participating area enlargements and any resulting retroactive adjustments will have a significant impact on the revenues as presented in this statement.

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

In accordance with Statement of Financial Accounting Standards No. 69, estimates of the standardized measure of future net revenues from proved reserves have been prepared using end-of-period gas prices. The standardized measure of future net revenues from the coal seam gas reserves is calculated based on discounting such future net revenues at an annual rate of 10 percent. The standardized measure has not been reduced for income tax consistent with the basis of presentation described in Note 2. The wellhead spot market price for gas in the San Juan Basin (a Blanco Hub Spot Price), adjusted for certain costs and the provisions of a gas purchase contract with an affiliate, was $1.35, $1.05 and $1.07 Mcf at December 31, 1996, 1995 and 1994, respectively.

The following table sets forth the Underlying Properties' proved coal seam gas reserves and the related changes in such reserves:

================================================================================
                                                    Natural Gas   (MMcf)
--------------------------------------------------------------------------------
                                          Year      ended         December 31
--------------------------------------------------------------------------------
                                          1996      1995          1994
--------------------------------------------------------------------------------
Proved reserves at beginning of period    201,017   199,475       165,314
--------------------------------------------------------------------------------
Increases (decreases) due to:
--------------------------------------------------------------------------------
Revisions                                  12,054    37,406        61,952
--------------------------------------------------------------------------------
Production                                (28,637)  (35,864)      (27,791)
--------------------------------------------------------------------------------
Proved reserves at end of period          184,434   201,017       199,475
--------------------------------------------------------------------------------
Proved developed reserves at end of       184,434   201,017       199,475
period
================================================================================

Proved reserves are estimated quantities of coal seam gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from the Fruitland formation under existing economic and operating conditions. Proved developed reserves are proved reserves which are expected to be recovered through existing wells with existing equipment and operating methods.

Numerous uncertainties are inherent in estimating volumes and value of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the reserves estimates.

The following table sets forth the standardized measure of discounted future net revenues relating to proved reserves:

================================================================================
                                                   Year ended      December 31,
--------------------------------------------------------------------------------
                                    1996           1995            1994
--------------------------------------------------------------------------------
                                                   (In Thousands)
--------------------------------------------------------------------------------
Future cash inflows                  248,205       $162,739        $210,577
--------------------------------------------------------------------------------
Future production and                (39,846)       (26,632)        (35,223)
development costs.
--------------------------------------------------------------------------------
Future net cash flows                208,359        136,107         175,354
--------------------------------------------------------------------------------
10% discount factor                  (68,010)       (45,256)        (60,441)
--------------------------------------------------------------------------------
Standardized measure of             $140,349       $ 90,851        $114,913
discounted future net revenues
================================================================================

The following table sets forth the changes in the present value of estimated future net revenues from proved reserves:

================================================================================
                                           Year ended December 31,
                                                (In Thousands)
--------------------------------------------------------------------------------
                                    1996           1995           1994
--------------------------------------------------------------------------------
Balance at beginning of period      $ 90,851       $114,913       $129,292
--------------------------------------------------------------------------------
Increase (decrease) due to:
--------------------------------------------------------------------------------
 Sales of coal seam gas              (24,312)       (32,881)       (27,595)
--------------------------------------------------------------------------------
 Net change in prices                 52,556        (22,059)       (34,376)
--------------------------------------------------------------------------------
 Development costs incurred              209            105          1,966
--------------------------------------------------------------------------------
 Net change in cost estimates           (209)          (105)        (1,966)
--------------------------------------------------------------------------------
 Change in estimated volumes           9,173         16,906         35,689
--------------------------------------------------------------------------------
Accretion of discount                  9,085         11,491         12,929
--------------------------------------------------------------------------------
Other                                  2,996          2,481         (1,026)
--------------------------------------------------------------------------------
                                      49,498        (24,062)       (14,379)
--------------------------------------------------------------------------------
Balance at end of period            $140,349        $90,851       $114,913
================================================================================

The information presented with respect to estimated future net revenues and the present value thereof is not intended to represent the fair value of coal seam gas reserves. This information is presented to allow a reasonable comparison of reserve values prepared using standardized measurement criteria and should be used only for that purpose. Actual future sales prices and production and development costs may vary significantly from those in effect at December 31, 1996 and actual future production may not occur in the periods or amounts projected.

TRANSFER AGENT AND REGISTRAR
Chemical Shareholder Services Group, Inc.
Dallas, Texas and New York, New York

TRUST AUDITORS
Ernst & Young LLP
Tulsa, Oklahoma

TRUSTEE COUNSEL
Thompson & Knight,
A Professional Corporation
Dallas, Texas

FORM 10-K

A copy of the Form 10-K of the Trust for the year ended December 31, 1996 as filed with the Securities and Exchange Commission has been provided with this Annual Report to Unitholders. Additional copies of the Form 10-K will be provided, without charge, upon written request to:

Williams Coal Seam Gas Royalty Trust
NationsBank of Texas, N.A.
901 Main Street, Suite 1700
Dallas, Texas 75202
Attention: Ron E. Hooper, Vice President
           Trust Oil & Gas

WILLIAMS COAL SEAM GAS Royalty Trust
NationsBank of Texas, N.A.
901 Main Street, Suite 1700
Dallas, Texas 75202
1-800-365-6544